


                                                                    EXHIBIT 11


                             BISCAYNE APPAREL, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                          (DOLLARS IN THOUSANDS, EXCEPT
                               PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                                --------------------------         --------------------------
                                                                    1996           1995                1996           1995
                                                                -----------    -----------         ----------    ------------


Net earnings (loss) ........................................    $     2,830    $     1,355         $     (764)   $     (2,020)
                                                                ===========    ===========         ===========   ============

PRIMARY:

Common and common equivalent shares:

  Weighted average common shares outstanding ...............     10,741,540     10,732,373         10,741,540      10,730,943

  Potential dilution upon exercise of stock
   options and warrants ....................................          1,995        131,631               --              --
                                                                -----------    -----------         ----------    ------------

  Shares used in computing net earnings (loss)
   per common share.........................................     10,743,535     10,864,004          10,741,540    10,730,943
                                                                ===========    ===========         ===========   ============

PER SHARE AMOUNTS:

Net earnings (loss) per share...............................    $      0.26    $      0.12        $     (0.07)   $     (0.19)
                                                                ===========    ===========         ===========   ============

FULLY DILUTED:

Common and common equivalent shares:

  Weighted average common shares outstanding ...............     10,741,540     10,732,373         10,741,540     10,730,943

  Potential dilution upon exercise of
   stock options and warrants ..............................          1,995        131,631               --              --
                                                                -----------    -----------         ----------    ------------

Shares used in computing of earnings loss
  per common share..........................................     10,743,535     10,864,004          10,741,540    10,730,943
                                                                ===========    ===========         ===========   ============

PER SHARE AMOUNTS:

Net earnings (loss) per share...............................    $      0.26    $      0.12         $     (0.07)  $     (0.19)
                                                                ===========    ===========         ===========   ============
